Exhibit 3.1

CERTIFICATE OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SCIPLAY CORPORATION

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of SciPlay Corporation, a Nevada corporation, does hereby certify as follows:

A.  The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B.  The amendment and restatement of the corporation’s articles of incorporation as set forth below has been duly approved by the sole stockholder of the corporation, which is sufficient for approval thereof.

C.  This certificate sets forth the text of the articles of incorporation of the corporation, as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SCIPLAY CORPORATION

ARTICLE I
NAME

The name of the corporation is SciPlay Corporation (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
CAPITAL STOCK

(A)  Authorized Stock.

(1)  The total number of shares of all stock which the Corporation shall have authority to issue is 765,000,000 shares, consisting of:  (i) 625,000,000 shares of Class A common stock, par value $.001 per share (the “Class A Common Stock”), (ii) 130,000,000 shares of Class B common stock, par value $.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).  All cross references in each subdivision of this ARTICLE IV refer to other paragraphs in such subdivision unless otherwise indicated.

(2)  The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the redemption or exchange of all outstanding Common Units (as defined below) of the LLC (as defined below) held by holders of Class B Common Stock pursuant to the LLC Operating Agreement (as defined below)) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any class or series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below), irrespective of the provisions of Section 78.2055 and 78.207 of the Nevada Revised Statutes (as amended from time to time, the “NRS”) or any successor provision thereto.

(3)  Subject to the limitation set forth in these Amended and Restated Articles of Incorporation, as amended from time to time (these “Articles of Incorporation”) and the bylaws of the Corporation, as amended from time to time (the “Bylaws”), shares of one class or series of stock may be issued as a share dividend in respect of another class or series of stock, notwithstanding the provisions of Section 78.215(4) of the NRS.

(B)  Preferred Stock.

(1)  Designation.  The shares of Preferred Stock are hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the board of directors of the Corporation (the “Board of Directors”) providing for the issue thereof.  Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation (other than Class B Common Stock) at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in these Articles of Incorporation or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof.

(2)  Authority Vested in the Board.  Authority is hereby expressly vested in the Board of Directors, subject to the provisions of this ARTICLE IV and ARTICLE VI and the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the total number of authorized directors for the Board of Directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”) providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(a)  The designation of such series.

(b)  The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or noncumulative.

(c)  Whether the shares of such series shall be subject to redemption by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

(d)  The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

(e)  Whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision is made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

(f)  The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

(g)  The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(h)  The provisions as to voting, optional and/or other special rights and preferences, if any.

(i)  To increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of Preferred Stock of that series then outstanding) the number of shares of Preferred Stock of such series.

(3)  Certificate.  Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the Board of Directors, and establishing the voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the NRS (such certificate, a “Preferred Stock Designation”).

(C)  Common Stock.

(1)  Voting Rights.  Except as otherwise required by applicable law:

(a)  Each share of Class A Common Stock shall entitle the record holder thereof to notice of and to attend all meetings of the stockholders of the Corporation and to one vote on all matters to be voted on by the Corporation’s stockholders.

(b)  Each share of Class B Common Stock shall entitle the record holder thereof to notice of and to attend all meetings of the stockholders of the Corporation and to ten votes on all matters to be voted on by the Corporation’s stockholders; provided that, from and after the first date on which SG Holding Group ceases to beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) at least ten percent (10%) of the issued and outstanding shares of Common Stock, each share of Class B Common Stock shall entitle the record holder thereof to one vote on all matters to be voted on by the Corporation’s stockholders.

(c)  Except as otherwise required in these Articles of Incorporation, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(d)  The holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation or to a Preferred Stock Designation that affects only the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote on such amendment as a separate class pursuant to these Articles of Incorporation or the applicable Preferred Stock Designation or pursuant to the NRS.

(e)  No holder of Common Stock has any right or shall be permitted to cumulate votes in any election of directors.

(2)  Class B Common Stock.  From and after the effective time of these Articles of Incorporation (the “Effective Time”), additional shares of Class B Common Stock may be issued only to, and registered only in the name of, SG Social Holding Company I, LLC and SG Social Holding Company, LLC (together, the “SG Holding Companies”) and their respective successors and assigns, as well as their respective transferees permitted in accordance with paragraph (C)(5) of this ARTICLE IV (including all subsequent successors, assigns and permitted transferees) (collectively, the “Permitted Class B Owners”), and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner under the LLC Operating Agreement.

(3)  Dividends.

(a)  Subject to all provisions of this ARTICLE IV, including the rights of holders of any Preferred Stock having preference as to dividends, and except as otherwise provided by these Articles of Incorporation or the NRS, the holders of Class A Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors, out of any funds legally available for such purpose.  When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Class A Common Stock shall be entitled to share, ratably according to the number of shares of Class A Common Stock held by them, in such dividends.

(b)  Except as provided in ARTICLE VI with respect to stock dividends, dividends shall not be declared or paid on the Class B Common Stock.

(4)  Liquidation Rights.

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any distribution of any of its assets to any of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of such shares of the Corporation, after payment in full of the amount which the holders of Preferred Stock are entitled to receive in such event, the holders of Class A Common Stock shall be entitled to share, ratably according to the number of shares of Class A Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.  Without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Operating Agreement, the holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or any distribution of any of its assets to any of its stockholders.  A merger, consolidation, reorganization or other business combination of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this ARTICLE IV.

(5)  Transfer of Class B Common Stock.

(a)  In connection with the redemption or exchange of Common Units pursuant to the LLC Operating Agreement, a holder of Class B Common Stock shall surrender shares of Class B Common Stock to the Corporation in accordance with the LLC Operating Agreement for no consideration.  Following the surrender of any shares of Class B Common Stock to the Corporation, such surrendered shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or such holder of Class B Common Stock be cancelled and the Corporation shall take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(b)  A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Operating Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the LLC Operating Agreement.  The transfer restrictions described in this clause (5)(b) are referred to as the “Restrictions”.

(c)  Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported owner of shares of Class B Common Stock (“Purported Owner”) in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation or its transfer agent.

(d)  Upon a determination by the Board of Directors that a Person has attempted or is attempting to transfer or to acquire Restricted Shares, or has purportedly transferred or acquired Restricted Shares, in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including to cause the Corporation’s transfer agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(e)  Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or such holder of Class B Common Stock be cancelled for no consideration, and the Corporation shall take all actions necessary to retire such share and such share shall not be re-issued by the Corporation and (ii) in the event that any registered holder of Class B Common Stock no longer holds an equal number of shares of Class B Common Stock and Common Units, the shares of Class B Common Stock registered in the name of such holder that exceed the number of Common Units held by such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation shall take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(f)  The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this paragraph (5) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this paragraph (5).  Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to holders of shares of Class B Common Stock.

(g)  The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(6)  Cancellation of Shares of Class B Common Stock.  To the extent that any Permitted Class B Owner exercises its right pursuant to the LLC Operating Agreement to have its Common Units redeemed by the LLC in accordance with the LLC Operating Agreement (subject to the Corporation’s option pursuant to the LLC Operating Agreement to effect a direct exchange with such Permitted Class B Owner in lieu of such a redemption), then simultaneous with the payment of, at the Corporation’s election, cash or Class A Common Stock consideration to such Permitted Class B Owner by the LLC (in the case of a redemption) or the Corporation (in the case of a direct exchange), the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction.

(7)  Class B Common Stock Legend.  All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF SCIPLAY CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(8)  Fractional Shares.  The Class B Common Stock may be issued and transferred in fractions of a share. Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof, and the Corporation shall, and shall cause its transfer agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares.

(9)  No Preemptive, Subscription, Redemption or Conversion Rights.  No holder of shares of Common Stock shall be entitled to preemptive, subscription, redemption or conversion rights.

(D)  Cancellation of Previously Issued and Outstanding Voting Stock of the Corporation.  Immediately prior to the Effective Time, the Corporation had 1,000 authorized shares of voting common stock, $.001 par value per share, of which 100 shares were issued and outstanding (the

“Outstanding Voting Common Stock”). At and as of the Effective Time, by virtue of filing of these Articles of Incorporation, each share of Outstanding Voting Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled for no consideration, without any action by the holder thereof.

ARTICLE V
SHARES DELIVERABLE IN EXCHANGE

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the outstanding Common Units exchangeable for Class A Common Stock, the number of shares of Class A Common Stock that are issuable upon any such redemption or exchange pursuant to the LLC Operating Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Common Units pursuant to the LLC Operating Agreement by delivering cash in lieu of shares of Class A Common Stock in accordance with the LLC Operating Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation.  The Corporation covenants that all shares of Class A Common Stock issued pursuant to the LLC Operating Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE VI
SUBDIVISIONS AND COMBINATIONS OF SHARES, MERGERS AND OTHER EVENTS

(A)  The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division, combination or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) shares of restricted stock issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares or (iii) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of the LLC) (clauses (i), (ii), and (iii), collectively, the “Disregarded Shares”).

(B)  The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division, combination or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

(C)  The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of these Articles of Incorporation, a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of these Articles of Incorporation, a one-to-one ratio between and the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this paragraph, such action is necessary to maintain at all times both a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares, and a one-to-one ratio between and the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.

(D)  The Corporation shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Class A Common Stock in a transaction not contemplated by the LLC Operating Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Common Units owned by the Corporation shall equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.

(E)  The Corporation shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Preferred Stock in a transaction not contemplated by the LLC Operating Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption, the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

(F)  The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this ARTICLE VI or ARTICLE IV) in which shares of Class A Common Stock are exchanged for or converted into other stock, securities or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption or exchange of such Common Unit by the holder thereof) the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock, securities or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock, securities or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit.  The foregoing provisions of this paragraph (F) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

ARTICLE VII
STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

(A)  Stockholder Action by Written Consent.  At any time prior to the first date on which the SG Holding Group ceases to beneficially own (as such term is defined in Rule 13d-3 under the Securities Act) shares representing more than fifty percent (50%) of the combined voting power of the issued and outstanding shares of Common Stock (the “Triggering Event”), any action that may be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be required to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  From and after the Triggering Event, no action may be taken by the stockholders except at a meeting of the stockholders upon prior notice in the manner required by the Bylaws.

(B)  Special Meetings.  Special meetings of the stockholders for any purpose or purposes shall be called by the Secretary of the Corporation at the written request by a majority of the Whole Board, by the Chairman of the Board of Directors, by the President of the Corporation or, at any time prior to the Triggering Event, by the stockholders owning a majority of the combined voting power of the issued and outstanding shares of Common Stock.  Such request shall state the purpose or purposes of the proposed meeting.  Business transacted at any special meeting shall be limited to the purposes stated in the notice.  Except as otherwise restricted by the Articles of Incorporation or applicable law, the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders. From and after the Triggering Event, no special meeting of the stockholders may be called by any stockholder.

ARTICLE VIII
DIRECTORS

(A)  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Whole Board.

(B)  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders of the Corporation. Any director so chosen shall hold office until his or her successor shall be elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(C)  Subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding Common Stock (or, if any holders of Preferred Stock then outstanding are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock) entitled to vote at an annual or special meeting of the stockholders duly noticed and called in accordance with the Bylaws.

(D)  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

(E)  Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE IX
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws.  Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE X
AMENDMENTS TO ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI
INDEMNIFICATION; EXCULPATION

(A)  Indemnification.  To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and 78.752) and other applicable law, the Corporation shall indemnify any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

(B)  Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.  If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

(C)  Repeal and Conflicts.  Any amendment to or repeal of any provision or section of this ARTICLE XI shall be prospective only, and shall not apply to or have any effect on the right or protection of, or the liability or alleged liability of, any current or former director or officer of the Corporation existing prior to or at the time of such amendment or repeal.  In the event of any conflict between any provision or section of this ARTICLE XI and any other article of the Articles of Incorporation, the terms and provisions of this ARTICLE XI shall control.

ARTICLE XII
MANDATORY FORUM FOR ADJUDICATION OF DISPUTES

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative (a) brought in the name or right of the Corporation or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Articles of Incorporation (including any Preferred Stock Designation) or the Bylaws, (d) to interpret, apply, enforce or determine the validity of these Articles of Incorporation (including any Preferred Stock Designation) or the Bylaws or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.  In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.

ARTICLE XIII
COMPETITION AND CORPORATE OPPORTUNITIES

(A)  Competition and Corporate Opportunities.

(1)  Subject to any express agreement that may from time to time be in effect, a Dual Role Person (as defined below) may, and shall have no duty not to, on behalf of Scientific

Games (as defined below), in each case (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as a director, officer or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or its Controlled Affiliates, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Controlled Affiliates, (iii) employ or otherwise engage any officer or employee of the Corporation or its Controlled Affiliates and (iv) make investments in any kind of property in which the Corporation or its Controlled Affiliates may make investments.  To the fullest extent permitted by Nevada law, including NRS 78.070(8), the Corporation hereby renounces any interest or expectancy of the Corporation or its Controlled Affiliates to participate in any business of Scientific Games, and waives any claim against a Dual Role Person and shall indemnify a Dual Role Person against any claim that such Dual Role Person is liable to the Corporation or its stockholders or its Controlled Affiliates for breach of any fiduciary duty solely by reason of such Person’s participation in any such business.  The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in the Bylaws.

(2)  In the event that a Dual Role Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) Scientific Games and (y) the Corporation or its Controlled Affiliates, the Dual Role Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Controlled Affiliates.  To the fullest extent permitted by Nevada law, including NRS 78.070(8), the Corporation hereby renounces any interest or expectancy of the Corporation or its Controlled Affiliates in such corporate opportunity, and waives any claim against each Dual Role Person and shall indemnify a Dual Role Person against any claim that such Dual Role Person is liable to the Corporation or its stockholders or its Controlled Affiliates for breach of any fiduciary duty solely by reason of the fact that such Dual Role Person (a) pursues or acquires any corporate opportunity for the account of Scientific Games, (b) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to Scientific Games or (c) does not communicate information regarding such corporate opportunity to the Corporation or its Controlled Affiliates; provided, however, in each case, that any corporate opportunity which is expressly offered to a Dual Role Person in writing solely in his or her capacity as a director or officer of the Corporation or its Controlled Affiliates shall belong to the Corporation or its Controlled Affiliates.  The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in the Bylaws.

(3)  To the fullest extent permitted by the laws of the State of Nevada, no potential transaction or matter may be deemed to be a corporate opportunity of the Corporation or Controlled Affiliates unless (a) the Corporation and its Controlled Affiliates would be permitted to undertake such transaction or matter in accordance with these Articles of Incorporation and applicable law, (b) the Corporation and its Controlled Affiliates at such time have sufficient financial resources to undertake such transaction or matter, (c) such transaction or matter would be in the same or similar line of business in which the Corporation and its Controlled Affiliates are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business and (d) the Corporation and its Controlled Affiliates at such time have an interest or reasonable expectancy therein.

(B)  Conflict.  In the event of a conflict between this ARTICLE XIII and any other provision of these Articles of Incorporation, this ARTICLE XIII shall prevail in all circumstances.

(C)  Amendments.  Neither the alteration, amendment or repeal of this ARTICLE XIII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this ARTICLE XIII, nor, to the fullest extent permitted by Nevada law, any modification of law, shall eliminate or reduce the effect of this ARTICLE XIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this ARTICLE XIII, would accrue or arise, prior to the effective date of such alteration, amendment, repeal, adoption or modification.

ARTICLE XIV
SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

ARTICLE XV
INAPPLICABILITY OF COMBINATIONS WITH INTERESTED STOCKHOLDERS STATUTES

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

ARTICLE XVI
SEVERABILITY

If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision or provisions to other persons, entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XVII
DEEMED NOTICE AND CONSENT

To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles of Incorporation (including Article XII), (b) the Bylaws and (c) any amendment to these Articles of Incorporation or the Bylaws enacted or adopted in accordance with these Articles of Incorporation, the Bylaws and applicable law.

ARTICLE XVIII

COMPLIANCE WITH GAMING LAWS

In order for Scientific Games or any other Gaming Affiliate (as defined below) to secure and maintain in good standing its Gaming Licenses (as defined below) and comply with applicable Gaming Laws (as defined below) and the requirements of the Gaming Authorities (as defined below) that regulate the operation and conduct of its business, the following provisions shall apply to the Corporation and its stockholders:

(A)          If any person that holds Securities (as defined below) of the Corporation is determined to be a Disqualified Holder (as defined below), then, if the Corporation so elects in its sole discretion (unless otherwise required by any Gaming Law or Gaming Authority):

(1)           such person shall sell or otherwise dispose of such Securities or other interest in the Corporation within the 60-day period commencing on the date the Corporation gives the person notice of such person’s unsuitability or disqualification and requiring such disposition (or an earlier time if so required by any Gaming Authority or any Gaming Law) in a manner satisfactory to the Board of Directors in its sole discretion; or

(2)           the Corporation may redeem any or all such Securities of the Corporation on the date specified in the notice given by the Corporation to such person, which date may not be less than 30 days after notice is given, at a price equal to the Redemption Price (as defined below).

(B)          Notice to a Disqualified Holder under paragraph (A)(1) or (2) of this ARTICLE XVIII shall be delivered in writing by personal delivery, mailing it to the address shown on the Corporation’s books and records or any other reasonable means and shall be deemed effective on the date given (the “Notice Date”). Failure of the Corporation to provide such notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this ARTICLE.

(C)          If the Corporation intends to redeem Securities in accordance with paragraph (A)(2) of this ARTICLE XVIII, the notice shall specify the Securities to be redeemed, the date, time and place when such redemption will be consummated, which date in no event will be earlier than 30 days after the date of such notice, and the Redemption Price (it being sufficient for the purposes of this ARTICLE XVIII for the Corporation to indicate generally that the

Redemption Price will be determined in accordance with paragraphs (C) and (K) hereof). If the Corporation gives the notice provided for by the preceding sentence, such notice shall be deemed to constitute a binding agreement on the part of the Corporation to redeem, and on the part of the person notified to sell, the Securities referred to in such notice in accordance with this ARTICLE XVIII.

(D)          The operation of this ARTICLE XVIII shall not be stayed by an appeal from a determination of any Gaming Authority.

(E)           The Board of Directors shall have the power to determine, on the basis of information known to the Board after reasonable inquiry, all questions arising under this ARTICLE XVIII, including, without limitation, (1) whether a person is a Disqualified Holder, (2) whether a Disqualified Holder has disposed of Securities pursuant to paragraph (A) of this ARTICLE XVIII and (3) the amount of Securities held directly or indirectly by any person. Any such determination shall be binding and conclusive on all such persons.

(F)           The Corporation shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this ARTICLE XVIII, and each holder of Securities of the Corporation shall be deemed to have acknowledged by acquiring or retaining Securities of the Corporation that failure to comply with this ARTICLE XVIII will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this ARTICLE XVIII.

(G)          A Disqualified Holder shall indemnify the Corporation and its Affiliates for any and all direct or indirect costs, including attorneys’ fees, incurred by the Corporation or any of its Affiliates as a result of such person’s continuing ownership of, or failure to divest, the Securities.

(H)          Any person to whom a redemption notice is given pursuant to the provisions of this ARTICLE XVIII shall have the burden of establishing to the satisfaction of the Corporation the dates on which, and the Purchase Price at which, such person acquired the Securities subject to such notice.

(I)            The right of the Corporation to redeem Securities pursuant to this ARTICLE XVIII shall not be exclusive of any other rights the Corporation or any of its Affiliates may have or hereafter acquire under any agreement, provision of the bylaws of the Corporation or such Affiliate or otherwise. Nothing in this ARTICLE XVIII shall be construed to:  (i) relieve any Disqualified Holder (or any Affiliate thereof) from any fiduciary obligation imposed by law, (ii) prohibit or affect any contractual arrangement which the Corporation may make from time to time with any holder of Securities to purchase all or any part of any other securities held by such holder or (iii) be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or any holder of Securities with respect to the subject matter of this ARTICLE XVIII.

(J)            If any provision of this ARTICLE XVIII or the application of any such provision to any person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE XVIII.  The Board of Directors may waive any of the rights of the Corporation or any restrictions contained in this ARTICLE XVIII in any instance in which and to the extent the Board of Directors determines that a waiver would be in the best interests of the Corporation. Nothing in this ARTICLE XVIII shall be deemed or construed to require the Corporation to redeem or repurchase any Securities owned or controlled by a Disqualified Holder or any Affiliate thereof.

(K)          For the purposes of this ARTICLE XVIII:

(1)           “Disqualified Holder” means any record or beneficial holder of the Corporation’s Securities: (i) who is determined or has been determined by any Gaming Authority not to be suitable or qualified to be associated or have a relationship with Scientific Games or any other Gaming Affiliate, or (ii) whose ownership or control of Securities may result, in the judgment of the Board of Directors, in the failure of Scientific Games or any other Gaming Affiliate to obtain, maintain, retain, renew or qualify for a Gaming License, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License held by Scientific Games or any other Gaming Affiliate.

(2)           “Gaming Affiliate” shall mean any Affiliate (as defined below) of the Corporation and shall also include Scientific Games and any joint venture, minority-owned entity or other enterprise in which Scientific Games has any direct or indirect interest.

(3)           “Gaming Authority” means any government, court, or federal, state, provincial, local, international, tribal or foreign governmental, administrative or regulatory or licensing body, agency, authority or official, which regulates or has authority over, including, without limitation, the right to issue or grant a Gaming License or any form of gaming or related activities conducted or proposed to be conducted by Scientific Games or any other Gaming Affiliate in any jurisdiction, including, without limitation, lottery, pari mutuel wagering, sports wagering and video gaming activities.

(4)           “Gaming Law” means any federal, state, provincial, local,  international, tribal or foreign law, statute, order, rule, regulation, decree, ordinance or interpretation pursuant to which any Gaming Authority possesses or asserts regulatory or licensing authority over the ownership, operation, management or conduct of gaming and related activities.

(5)           “Gaming Licenses” means any licenses, contracts, franchises, permits,  registrations, findings of suitability, exemptions, waivers and other regulatory approvals related to the ownership, control, conduct or operation of gaming and related activities within or without the United States of America.

(6)           “person” means any individual, partnership, firm, corporation, limited liability company, trust or other entity.

(7)           “Purchase Price” means the price paid to acquire a Security, exclusive of commissions, taxes and other fees and expenses, adjusted for any stock split, stock dividend, combination of shares or similar event.

(8)           “Redemption Price” means, with respect to any Securities, the price equal to the average closing sale price of such Securities as reported for composite transactions in securities listed on the principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding the Notice Date, or, if such Securities are not so listed or traded, the fair value of the Securities as determined by the Board of Directors in good faith and in consideration of such records of the Corporation and information, opinions, reports or statements presented to the Board of Directors by any of the Corporation’s officers, employees or financial advisors, or committees of the Board of Directors (including, without limitation, information, opinions, reports or statements regarding any discount for lack of marketability or otherwise), as the Board of Directors deems, in its sole discretion, to be relevant and pertinent to such determination.

(9)           “Securities” means any shares of capital stock, bonds, notes, convertible debentures, warrants or other instruments that represent a share in the equity of the Corporation, a debt owed by the Corporation or the right to acquire any of the foregoing.

ARTICLE XIX
CERTAIN DEFINED TERMS

For purposes of these Articles of Incorporation:

(1)  “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of the foregoing definition, the term “controlling,” “controlled by,” or “under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(2)  “Common Unit” means a unit of membership interest in the LLC, authorized and issued under the LLC Operating Agreement, and constituting a “Common Unit” as defined in the LLC Operating Agreement.

(3)  “Controlled Affiliate” means, with respect to the Corporation, any Person controlled by the Corporation.  For purposes of the foregoing definition, “controlled” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(4)  “Dual Role Person” means (i) any director or officer of the Corporation who is also a director, officer, employee or Affiliate of Scientific Games and (ii) Scientific Games.

(5)  “LLC” means SciPlay Parent Company, LLC, a Nevada limited liability company, together with its successors and assigns.

(6)  “LLC Operating Agreement” means that certain Amended and Restated Operating Agreement of the LLC, dated as of [•], 2019 (as such agreement may be further amended, restated or otherwise modified from time to time).

(7)  “Person” means (a) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation joint stock company or any other entity, or (b) “person” as such term is used in Section 355(e) of the Internal Revenue Code of 1986, as amended, and any successor thereto.

(8)  “Scientific Games” means Scientific Games Corporation and its Affiliates (other than the Corporation and its Controlled Affiliates), together with their respective successors and assigns.

(9)  “SG Holding Group” means the SG Holding Companies and their respective Affiliates (other than the Corporation and its Controlled Affiliates), together with their respective successors and assigns.

* * * *

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amended and Restated Articles of Incorporation of SciPlay Corporation as of [•], 2019.

By:
Name:
Title: